UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2014

Watts Water Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-11499	04-2916536
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

815 Chestnut Street, North Andover, MA	01845
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 688-1811

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

As previously reported in its public filings, on March 8, 2012, Watts Water Technologies, Inc., Watts Regulator Co., and Watts Plumbing Technologies Co., Ltd., among other companies, were named as defendants in Trabakoolas et al., v. Watts Water Technologies, Inc., et al., a putative nationwide class action complaint filed in the U.S. District Court for the Northern District of California seeking to recover damages and other relief based on the alleged failure of toilet connectors. The complaint seeks among other items, damages in an unspecified amount, replacement costs, injunctive relief, and attorneys’ fees and costs.

On December 12, 2013, the Company reached an agreement in principle to settle all claims. The total settlement amount is $23.0 million, of which the Company would be responsible for $14.0 million after insurance proceeds of $9.0 million. The settlement was subject to review by the Court at a preliminary approval hearing held on February 12, 2014.  The Court granted preliminary approval on February 14, 2014.  On July 18, 2014, the Court granted final approval of the class settlement at a fairness hearing, noting that the approval would be formalized in a subsequent written order.  Once the written order is entered, it will become final unless an appeal is taken within thirty days.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 23, 2014	WATTS WATER TECHNOLOGIES, INC.

	By:	/s/ Kenneth R. Lepage
Kenneth R. Lepage
General Counsel